EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2007 THIRD QUARTER RESULTS

Affirms 2007 Guidance

Edgewood, NY – November 13, 2007 – CPI Aerostructures, Inc. (“CPI Aero”) (AMEX: CVU) today announced results for the third quarter and nine months ended September 30, 2007.

Third Quarter 2007 vs. 2006

•	Revenue increased 64% to $7,256,709 from $4,412,931;
•	Gross margin was 27% compared to 17% in last year’s third quarter;
•	Pre-tax income was $862,136, compared to a pre-tax loss of $12,577; and,
•	Net income was $535,136, or $0.09 per diluted share, compared to a net loss of $12,577, or $0.00 per diluted share.

Nine Months 2007 vs. 2006

•	Revenue increased 70% to $20,219,345 from $11,900,141;
•	Gross margin was 27% as compared to 7%;
•	Pre-tax income was $2,223,773 compared to a pre-tax loss of $1,934,017;
•	Net income was $1,378,773 or $0.23 per diluted share, compared to a net loss of $1,277,017 or $0.23 per diluted share;
•	New orders were $18.9 million, compared to $21.2 million for the same period last year, and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $280 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “During the nine months ended September 30, 2007, we received approximately $18.9 million of new contract awards, which included approximately $5.2 million of government prime contract awards, approximately $7.7 million of government subcontract awards and approximately $6.0 million of commercial subcontract awards, compared to $21.2 million of new contract awards in the same period last year, which included approximately $14.6 million of government prime contract awards, approximately $6.6 million of government subcontract awards and no commercial subcontract awards. Included in last year’s government prime contract award amount was a $5.0 million release on our C-5 TOP contract compared to $1.6 million on C-5 TOP in the current year.”

Mr. Fred continued, “It is important to note that we are successfully diversifying our customer base. During the last two years, we have expanded our activities to include operating as a subcontractor to several leading aerospace prime contractors, which have become some of our most valued customers. Since September 2006, we have received a total of approximately $18.8 million of subcontract work.”

Mr. Fred further noted, “Many of the orders we were recently awarded have delivery dates into 2008 and beyond. This coupled with the release of funding on projects on which we are bidding or have bid as a prime and as a subcontractor, give us reason to believe that the positive trends of 2007 will continue into next year.”

(more)

CPI Aero News Release	Page 2
November 13, 2007

Affirms 2007 Guidance

Based upon the level of new and pending orders, we are affirming our prior 2007 guidance. CPI Aero anticipates approximately $27 million in revenue, resulting in net income in the range of $2.3 million to $2.5 million.

Conference Call

CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, November 13, 2007 at 11:00 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	Lena Cati (212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release	Page 3
November 13, 2007

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$7,256,709	$4,412,931	$20,219,345	$11,900,141
Income (loss) before provision for income taxes	862,136	(12,577)	2,223,773	(1,934,017)
Provision for (benefit from) income taxes	327,000	—	845,000	(657,000)
Net income (loss)	$535,136	$(12,577)	$1,378,773	$(1,277,017)
Income (loss) per common share – basic	$0.09	$0.00	$0.24	$(0.23)
Income (loss) per common share – diluted	$0.09	$0.00	$0.23	$(0.23)
Shares used in computing income per common share:
Basic	5,748,099	5,447,042	5,647,895	5,446,526
Diluted	6,145,930	5,447,042	5,989,138	5,446,526

Balance Sheet Highlights	9/30/07	12/31/06
Cash	$806,409	$38,564
Total current assets	34,063,375	31,006,495
Total assets	35,051,720	32,160,187
Total current liabilities	5,832,982	5,883,991
Working capital	28,230,393	25,122,504
Short-term debt	2,474	392,188
Long-term debt	—	—
Shareholders’ Equity	29,096,154	26,177,655
Total Liabilities and Shareholders’ Equity	$35,051,720	$32,160,187

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